Exhibit 99.1

eGain Announces Financial Results for the First Fiscal Quarter Ended September 30, 2008

Quarter Highlights

•	Revenue up 26% from the comparable year-ago quarter and up 22% sequentially from last quarter

•	Rated as “Leader” by two premier industry market analysts

•	Agreement with promissory note holders to convert a portion of the outstanding debt into common stock and extend the maturity date of the remaining debt to March 31, 2012

Mountain View, Calif. (November 06, 2008) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the first fiscal quarter ended September 30, 2008.

Total revenue for the first quarter of fiscal year 2009 was $8.1 million, an increase of 26% from the comparable year-ago quarter. License revenue was $1.6 million, an increase of 12% from the comparable year-ago quarter. Support and services revenue was $6.5 million, an increase of 30% from the comparable year-ago quarter.

Gross margin for the first quarter of fiscal year 2009 was 65% compared to 58% in the comparable year-ago quarter. Total operating costs and expenses for the first quarter of fiscal year 2009 were $5.4 million, a decrease of 6% from the comparable year-ago quarter.

Net loss for the first quarter of fiscal year 2009 was $522,000, or $(0.03) per share, compared to a net loss of $2.4 million, or $(0.16) per share, for the comparable year-ago quarter. Net loss for the quarter included stock-based compensation of $83,000 and interest and tax expense of $471,000, compared to stock-based compensation expense of $53,000 and interest and tax expense of $510,000 for the comparable year-ago quarter.

Total cash and cash equivalents were $2.2 million on September 30, 2008, compared to $3.8 million on June 30, 2008. Days sales outstanding in receivables for the quarter ended September 30, 2008 were 44 days compared to 41 days for the comparable year-ago quarter. Deferred revenues totaled $4.6 million at September 30, 2008, down from $5.2 million at June 30, 2008.

New hosting and license bookings¹ for the first quarter of fiscal year 2008 were $4.6 million, an increase of 47% from the comparable year-ago quarter. Of the total new hosting and license bookings in the quarter, 36% was from new hosting bookings and 64% was from new license bookings, compared to 60% new hosting bookings and 40% new license bookings in the same quarter a year ago.

“We are pleased with our start to fiscal 2009, given the current economic environment,” said Ashu Roy, eGain CEO. “We closed several of the large deals that slipped from last quarter. In addition, Cisco OEM royalties booked in the quarter increased significantly. Our bookings and top-line numbers were negatively impacted by the strengthening of the US dollar against the European currencies. However, we benefited on the cost side, given our global operating model, due to the strengthening of the US dollar against the Indian rupee - mitigating the foreign currency impact to our bottom line.”

Business Highlights

Strong Bookings

•	New hosting and license bookings¹ in the quarter of $4.6 million, an increase of 47% from the comparable year-ago quarter.

•	Cisco OEM royalties bookings for the last six months increased 91% when compared to the bookings in the prior six months.

Leadership Ratings by Independent Research Analyst Firms

•

Selected by Forrester as a leader in interaction-centric customer service software solutions in the October 2008 report “The Forrester Wave™: Customer Service Software Solutions, Q4 2008”. eGain received the highest score in the category of “current offering,” as well as in the sub-categories of “customer service,” “architecture and platform,” “cost,” “product strategy” and “employees” in interaction-centric customer service management software.

•	Positioned in the Leaders Quadrant by Gartner, Inc. in the “Magic Quadrant for E-Service Suites 2008” report, authored by Johan Jacobs and Michael Maoz, October 14, 2008.

Agreement with Promissory Note Holders to:

•

Converted approximately $6.5 million of the outstanding indebtedness of approximately $13.8 million of principal and interest at September 24, 2008, into shares of eGain’s common stock at a price per share of $0.95, an 82% premium to the closing price of the common stock on that day.

•	Extended the maturity date of the remaining outstanding indebtedness to March 31, 2012, as well as the period for which interest accrues (the “Note Extension”).

•	Issued warrants to purchase an aggregate of 1,525,515 shares of eGain’s common stock at a price per share equal to $0.95 as consideration for the Note Extension.

Market and Business Outlook

Given the macroeconomic slowdown, we believe that it is prudent to focus on specific, well-developed opportunities this year.

We plan to continue to invest in our Cisco OEM partnership to expand our global market reach. This channel is anticipated to deliver meaningful bookings impact for us in fiscal year 2009, based on the increase in bookings we have seen in recent quarters.

We are systematically investing in developing our partner ecosystem which is already showing good promise in our international business.

Finally, we plan to invest in our global customer care infrastructure as our enterprise clients increasingly want us to offer responsive 7x24 support for their global, mission-critical eGain deployments.

As a result of these targeted investments, we expect to steadily grow our business in a challenging environment by targeting to acquire and serve new global enterprise clients who trust eGain as a long-term supplier of top-rated, innovative customer interaction hub solutions. However, given the recent foreign currency fluctuations, we are unsure what impact the volatility of the U.K. pound and the Euro against the US dollar will have on our revenues and bookings in fiscal year 2009.

¹We define New Hosting and License Bookings as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. Furthermore, because we offer a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. We internally use this metric to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations.

About eGain Communications Corporation

eGain (OTCBB: EGAN.OB) is a leading provider of multichannel customer service and knowledge management software for in-house or on-demand SaaS deployment. For more than a decade, several of the world’s largest companies have relied on eGain to transform their traditional call centers, help desks, and web customer service operations into multichannel customer interaction hubs. Based on the Power of

One™, the concept of one unified platform for multichannel customer interaction and knowledge management, these hubs enable dramatically improved customer experience, contact center agent productivity, service process efficiencies, sales, and overall contact center performance. To find out more about eGain, visit www.eGain.com or call the company’s offices: 800-821-4358 (US headquarters), 1753-464646 (UK and Continental Europe).

# # #

Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts (including the above stated guidance), beliefs, projections, expectations, strategies and intentions, including but not limited to our plan to focus on well-developed opportunities this year, our Cisco OEM partnership, our investment in global customer care infrastructure, our projected growth, our targeted customer growth are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products including our guidance regarding bookings and revenue; the actual mix in new business between hosting and license transactions when compared with management’s projections; volatility of the value of certain currencies in relation to the US dollar, particularly the U.K. pound, Indian rupee and Euro; the increased complexity of certain transactions and the timing of revenue recognition on such transactions; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on September 29, 2008, and the Company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact: Jamie Abayan 650-230-7532 PR@eGain.com	Investor Contact: IRegain@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2008	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$2,244	$3,790
Restricted cash	13	13
Accounts receivable, net	4,013	2,749
Prepaid and other current assets	639	818

Total current assets	6,909	7,370
Property and equipment, net	1,135	1,230
Goodwill, net	4,880	4,880
Other assets	421	434

Total assets	$13,345	$13,914

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,638	$1,669
Accrued compensation	1,787	1,712
Accrued liabilities	1,579	1,632
Current portion of deferred revenue	4,175	4,871
Current portion of capital lease obligation	48	52
Current portion of bank borrowings	138	100

Total current liabilities	9,365	10,036
Deferred revenue, net of current portion	407	293
Capital lease obligation, net of current portion	56	78
Related party notes payable	6,914	13,283
Bank borrowings, net of current portion	3,192	3,192
Other long term liabilities	309	321

Total liabilities	20,243	27,203
Stockholders’ deficit:
Common stock	$22	$15
Additional paid-in capital	323,392	316,527
Notes receivable from stockholders	(74)	(74)
Accumulated other comprehensive loss	(453)	(494)
Accumulated deficit	(329,785)	(329,263)

Total stockholders’ deficit	(6,898)	(13,289)

	$13,345	$13,914

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,
	2008	2007
Revenue:
License	$1,599	$1,423
Support and Services	6,540	5,048

Total revenue	8,139	6,471
Cost of license	19	20
Cost of support and services	2,841	2,675

Gross profit	5,279	3,776
	65%	58%
Operating costs and expenses:
Research and development	1,525	1,144
Sales and marketing	2,782	3,141
General and administrative	1,047	1,423

Total operating costs and expenses	5,354	5,708

Loss from operations	(75)	(1,932)
Interest expense, net	(485)	(404)
Other income	24	42

Loss before income tax	(536)	(2,294)
Income tax	14	(106)

Net loss	$(522)	$(2,400)

Per share information:
Basic and diluted net loss per common share	$(0.03)	$(0.16)

Weighted average shares used in computing basic and diluted net loss per common share	15,857	15,323